Exhibit 99.1

On February 10, 2021, The Interpublic Group of Companies, Inc. held a conference call to discuss its fourth-quarter and full-year 2020 results.

CALL PARTICIPANTS

IPG PARTICIPANTS
Philippe Krakowsky
Chief Executive Officer

Ellen Johnson
Executive Vice President, Chief Financial Officer

Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan John Janedis Wolfe Research Julien Roch Barclays Michael Nathanson MoffettNathanson Craig A. Huber Huber Research Partners

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS
Operator:
Good morning, and welcome to the Interpublic Group fourth-quarter and full-year 2020 conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Good morning. Thank you for being with us.

This morning we are joined by Philippe Krakowsky, our CEO, and by Ellen Johnson, our Chief Financial Officer.

As usual, we have posted our earnings release and our slide presentation on our website, www.interpublic.com. We will begin our call with prepared remarks, to be followed by Q&A, and plan to conclude before market open at 9:30 Eastern.

During this call, we will refer to forward-looking statements about our Company. These are subject to the uncertainties in the cautionary statement that is included in our earnings release and the slide presentation, and further detailed in our 10-Q and other filings with the SEC.

We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

At this point, it is my pleasure to turn things over to Philippe Krakowsky.

Philippe Krakowsky, Chief Executive Officer:
Thank you, Jerry, and thank you all for joining us this morning. I’ll begin with a high-level view of our performance in the quarter and for the full year. Ellen will then provide additional details. I’ll conclude with some updates on our agencies, to be followed by our usual Q&A.

First and foremost, I hope that you and your families continue to remain safe and healthy during the pandemic. As we all know, across much of the globe, the virus is still very much a presence in our daily lives. As such, our first priority continues to be to mitigate the impact of the health crisis on our colleagues and our clients, as well as on our business.

It’s important to acknowledge the fact that over the past year, across IPG, our people have been subject to a range of extraordinary challenges. Their achievements have been remarkable, and I want to very clearly express our admiration for their resilience and our appreciation for their ongoing commitment and effort.

Moving now to our results, we are pleased to report a solid fourth quarter, under conditions that continued to be challenging, and full-year performance that once again should place us at the top of our sector.

In the fourth quarter, our organic growth change of net revenue was negative 5.4%. You’ll recall that our Q4 2019 result was organic growth of 2.9%, which included significant headwinds from certain client losses. So, for context, it’s worth noting that our continuing book of business from last year’s fourth quarter, which we were essentially lapping in Q4 2020, was a 5.6% growth number.

In the U.S., the organic decrease in the quarter was 1.8%, against a similarly challenging underlying U.S. comp of 6.4% growth in Q4-19. In international markets, our organic decrease for Q4 2020 was 10.5%.

For the full year, our organic net revenue decrease was 4.8%.

As you’d expect, those results continue to reflect the effect of the pandemic, which has had widely varying impacts on our businesses and clients. Our events companies, in particular, which are typically strong in the fourth quarter, continued to bear the brunt of the health situation, given that restrictions on public gatherings remained in place in most markets around the world. Conversely, during the quarter we continued to build positive momentum in disciplines such as media planning and investment. Additionally, client sectors such as healthcare and retail, which have been our growth leaders for the duration of the health crisis, continued to perform strongly in the fourth quarter.

With respect to operating expenses, our teams once again demonstrated outstanding discipline. As a result, we are pleased to report that our adjusted EBITA margin for the quarter, which excludes a charge for restructuring, increased 70 basis points from a year ago, from 21.1% to 21.8%.

For the quarter, our diluted earnings per share was $0.28 as reported and was $0.86 as adjusted for restructuring and other items.

As is evident in our results this morning, we also continued to execute through to the close of the year with respect to our restructuring program. We had previously mentioned to you that our focus would be on driving strategic, long-term actions and expense reductions as we evolve our business model to new operating realities. A key component of that thinking is moving to a hybrid workplace environment, with a reduced need for real estate, and an increased role for work-from-home in the delivery of our services.

During the year, our team was diligent in identifying a wide range of restructuring opportunities, and related savings, so as to better position the business going forward into 2021 and beyond. As you can see, this led to a fourth-quarter charge that was significant, though it is largely noncash. We now expect that our restructuring actions for the full year will yield permanent annual operating expense reductions in the range of $160 million.

While remaining very disciplined with respect to our expense structure, it’s important to point out that we continued to invest in our business during the year, in order to accelerate strategic development in areas of strongest secular opportunity and growth. That investment continues to result in differentiated capabilities and offerings, which are in demand and are driving success in the marketplace.

We are aware that, as a result of the pandemic, the velocity of change picked up even further last year in the digital space. That’s where consumers increasingly interact with brands and businesses. We are encouraged that our ability to create marketing and media solutions that bring together creativity, technology and data is resulting in growth with existing clients, as well as new-client wins.

For some time now, we have spoken about the importance of our culture in making IPG a destination for top industry talent. This includes our commitment to strong agency brands with clearly defined identities and core capabilities. In recent years, we have developed very strong and differentiated data resources and data management capabilities. We bring these offerings together on behalf of clients in customized integrated solutions through our Open Architecture platform, which has been evolving over a period of many years.

Another key pillar of our culture is our commitment to doing better when it comes to equity and inclusion. This is something I will remain focused on personally in my new role. It also bears mention that IPG has taken a strong position when it comes to transparency and ethics in all of our business practices, well ahead of the current scrutiny on the digital media ecosystem and growing concerns regarding consumer privacy.

These are our strategic priorities going forward. And at this point, it might be helpful to provide a few highlights on how they’re coming together in the work we do on behalf of our clients.

As you know, in May of last year, we launched Matterkind, an innovative offering that optimizes client media investment, holistically and in real time, across all addressable media channels. With access to unique data resources at Acxiom and patented algorithmic software created at Kinesso, Matterkind played a role in several new account wins and client retentions during the back half of last year.

In the auto sector, a leading global OEM awarded an Open Architecture team several multi-year contracts to oversee their CRM activity, the first in North America, as well as two others in some of Asia’s largest national markets. This resulted from a pitch that included teams from our global ad networks and digital specialty agencies, as well as capabilities from Acxiom, Kinesso and our global production studio.

In the creative arena, we had a sizeable healthcare win with an existing global client in Q4, which brought together a number of our specialist healthcare and consumer advertising agencies, again backed by Acxiom in an Open Architecture pitch.

Also within the creative space, in the CPG sector, we expanded our remit and doubled the size of a client relationship by using data-driven insights to generate creative ideas tailored to specific audiences.

In tech and telecom, we proactively proposed an integrated solution to an existing domestic client of one of our large PR and one of our independent advertising agencies. This resulted in adding responsibility for media as well as a data layer to inform all marketing decision-making, again nearly doubling our projected annualized revenue on this engagement.

The common denominator in each of these examples is our ability to broaden the range of business issues that we can help clients address. Our goal is to become a more strategic partner, supporting client needs as they seek to derive more value from connecting marketing and technology to power their businesses. Over time, we believe this should also have the effect of opening new performance- and IP-based revenue streams for us.

Another key area of focus for us is e-commerce and connected commerce, where we deliver on the promise of digital business transformation by bringing together marketplace analysis, data services, tech-enabled creative and customer experience work, systems integration and performance media offerings. This is another area where the Open Architecture is a vital approach, since those capabilities reside within a range of our digital and media specialist agencies. It’s also an area that has seen significant acceleration as a result of the health crisis.

Heading into 2021, we are confident of the strength and competitiveness of our offerings and the talent within our Group. The range of services we provide is growing in terms of the potential impact it has for our clients and their businesses. This means that, looking ahead, we remain well-positioned to fully participate in a global economic recovery.

There remains, however, significant uncertainty driven by macro conditions that are beyond any of our control, because the timing and magnitude of economic recovery clearly hinges on the resolution of the health crisis.

We fully expect to return to positive organic growth over the course of this year, and to post full-year 2021 growth consistent with the industry, on top of our relatively stronger 2020 performance. But, from our vantage point today, based on our bottom-up approach to building a financial plan, as well as conversations with clients, it’s fair to say that visibility to the full-year 2021 remains challenged.

To be clear, this is a question of timing and a function of the macro situation, and not of the caliber or relevance of our offerings, which we feel are both strong and complete. We will of course continue to align expenses with realized revenue in the disciplined way you have come to expect of us. Further, we will see the benefit of significant expense savings from our restructuring.

As always, during our quarterly calls, we will regularly review our perspective and provide details on the year as it unfolds.

Underscoring our confidence in our longer-term prospects, we are pleased to announce this morning our Board’s decision to raise IPG’s quarterly dividend by 6%, to $0.27 per share. This marks our ninth consecutive year of dividend increases, over which time our quarterly dividend per share has more than quadrupled.

In summary, we believe that the drivers of long-term value for all of IPG’s stakeholders are in place, namely the quality of our people and our resources, our operating capabilities, and that together these will continue to fuel our collective success.

On that note, I’ll hand the call over to Ellen now for a more in-depth view on our results.

Ellen Johnson, Executive Vice President and Chief Financial Officer:
Thank you. I want to reiterate Philippe’s comments in hoping that everyone is safe and healthy.

As a reminder, my remarks will track to the presentation slides that accompany our webcast.

Beginning on slide 2 of the presentation:
Our organic net revenue change was negative 5.4% in the quarter. In the U.S., our organic decrease improved sequentially and was only 1.8%, while in our international markets that decrease was 10.5%. The U.S. outperformed international due to a mix of client sectors and offerings in the U.S. that were less-impacted by the current macroeconomic environment and with the effects of the pandemic and lockdowns in the U.K., Europe and in some parts of Asia-Pacific, which weighed on revenue.

Fourth quarter adjusted EBITA margin was 21.8% before restructuring charges, compared to 21.1% a year ago. Our EBITA was $244.9 million and was $498.8 million before the restructuring charge, compared with $512.7 million a year ago.

For the quarter, diluted earnings per share was $0.28 as reported, while our adjusted diluted earnings per share was $0.86. The adjustments exclude the after-tax impacts of the amortization of acquired intangibles, the charge for restructuring and non-operating losses on the sales of certain small, non-strategic businesses.

Our cash flow from operations was strong for the year at $1.8 billion, and our liquidity continues to be solid at $4.5 billion of cash and committed credit facilities at quarter end.

Our restructuring program resulted in charges of $413.8 million during the year, which we expect will result in annualized permanent expense savings of approximately $160 million. We have concluded our actions under the program.

This morning, as Philippe noted, our Board approved a 6% increase to our quarterly dividend, to $0.27 per share.

Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow.
Turning to Q4 revenue on slide 4:
•Our net revenue in the quarter was $2.28 billion.

•Compared to Q4 2019, the impact of the change in exchange rates was positive 10 basis points.

•Net divestitures were negative 80 basis points, which is the impact of the disposition of certain small, non-strategic businesses over the past twelve months. Our reviews are ongoing, and we expect to continue to have additional, small dispositions as we move forward.

•Our organic net revenue change was a decrease of 5.4%. As you can see, on the right-hand side of the slide, that brings our organic change for the full year to negative 4.8%.

At the bottom of this slide, we break out our segments.

•The organic change in our IAN segment was a decrease of 3.8%. As a reminder, IAN includes our global and domestic creatively-led integrated agencies; our media, data & technology offerings; and our digital specialists.

•IPG DXTRA, the rebranded CMG, is our global group of highly collaborative marketing services specialists. The organic change in the quarter was negative 15.1%, which reflects the disproportionate weight of live events and sports marketing within the segment, which has been most significantly impacted by the pandemic.

Moving on to slide 5, organic revenue change by region:
•In the U.S., which was 61% of our fourth-quarter net revenue, our organic decrease was 1.8%, against challenging comparisons from a year ago.

•The international markets, which made up 39% of our net revenue in the quarter, declined organically 10.5%. By region, our organic change to net revenue was negative 17.4% in AsiaPac, negative 9.7% in the U.K., negative 7.3% in Continental Europe and negative 14.0% in our Other Markets group. LatAm increased 2.3% organically.
•
Moving on to slide 6 and operating expenses in the quarter:

•Our net operating expenses decreased 7.0% from a year ago when excluding the restructuring charge and amortization, which was more than our decrease in revenue, and as a result our adjusted margin expanded by 70 basis points.

•As you can see on this slide, our ratio of total salaries & related expense as a percentage of net revenue was 58.9%, unchanged from the fourth quarter of 2019.
◦Underneath that, our expense for base payroll, benefits & tax in absolute dollar terms decreased by 4.6%, although the ratio increased due to lower net revenue.
◦We had very significant leverage on our expense for performance-based incentive compensation, which was 3.3% of net revenue, compared with 4.7% a year ago. And we de-levered on our expense for severance and temporary labor.
◦At quarter end, total worldwide headcount was approximately 50,200, a 7.6% decrease from a year ago as a result of our restructuring, regular severance and attrition, and business dispositions.

•Also on this slide, our office & other direct expense decreased 130 basis points to 16.0% of net revenue. We continued to have a significant decrease in our expenses for occupancy and T&E.

•Our SG&A expense was 1.0% of net revenue, which is the same as a year ago.

•As you can see on the lower-right-hand side of this slide, our charge to restructure headcount and real estate was 11.1% of net revenue in the quarter.

Slide 7 is a summary of the restructuring program we executed in order to make structural changes to our real estate footprint and headcount over the last nine months.

•As you’ve seen, the total charge was $413.8 million, of which $265.6 million was noncash. As we went through the year, our teams continued to identify opportunities, and we were ultimately able to reduce our real estate footprint by 15%.

•Between our real estate and headcount actions, we expect to realize a significant level of permanent annual savings of approximately $160 million.

Turning to slide 8, we present detail on adjustments to our reported fourth-quarter results, in order to give you better transparency and a picture of comparable performance. This begins on the left-hand side with our reported results and steps through to adjusted EBITA excluding restructuring and our adjusted diluted EPS.

•Our expense for amortization of acquired intangibles, in the second column, was $21.5 million.

•The restructuring charge was $253.9 million, and the related tax benefit was $56.9 million.

•Below operating expenses, in column 4, we had a loss in the quarter of $15.2 million in other expense, due to the disposition of a few small, non-strategic businesses.

•At the foot of this slide, you can see the after-tax impact per diluted share of these adjustments, which bridges our diluted EPS as reported at $0.28 to adjusted diluted EPS of $0.86.

Slide 9 depicts similar adjustments for the full year, again for continuity and comparability:

•Our amortization expense was $85.9 million.

•Full-year restructuring charges were $413.8 million.

•Dispositions over the course of the year resulted in a book loss of $67.0 million.

•The impact of discrete tax items was a benefit of $122.6 million.

•The result is adjusted full-year diluted EPS of $1.73.

•Note that our adjusted effective tax rate for the full year was 26.5%, which is at the low end of the range we had targeted.

On slide 10 we turn to cash flow for the full year.

•Cash from operations was $1.8 billion, which is the highest level in our Company’s history. That compares to $1.5 billion a year ago. The comparison includes $900 million generated from working capital in 2020, compared with $443 million in 2019.

•While working capital can be volatile, as we have pointed out in the past, a couple of factors drove a particularly strong result for the year. One was our return to growth in areas of our business that, with growth, typically generate cash from working capital, notably in our seasonally strong fourth quarter. On the other hand, some of our businesses that use working capital with growth have yet to fully recover from the ongoing impact of the pandemic. We continue to focus on, and invest in, insight and management of this area.

•Our investing activities used $216 million in the year, mainly reflecting our cap-ex of $168 million.

•Our financing activities used $346 million. You’ll recall that we raised $646 million in March with the issuance of our new long-term debt. That prefunded the repayment of $504 million of long-term debt that matured in October. We used $398 million over the course of the year for our common stock dividend.

•Our net increase in cash was $1.3 billion.

Slide 11 is the current portion of our balance sheet:

•We ended the year with $2.5 billion of cash and equivalents.

•Our $500 million 3.75% senior notes mature in October this year and is reflected under current liabilities. We plan on repaying these notes with cash on hand.

Slide 12 depicts the maturities of our outstanding debt and our diversified maturity schedule. Having paid off the October maturity, our total debt at year-end was $3.5 billion.

In summary, on slide 13, our teams continue to execute at a high level in an unprecedented environment, and I would like to reiterate our pride in and gratitude for the efforts of our people. The strength of our balance sheet and liquidity mean that we remain well-positioned both financially and commercially.

And with that, I’ll turn it back to Philippe.

Mr. Krakowsky:
Thank you, Ellen.

As you know, a hallmark of our long-term strategy has been to invest behind our people and our agency brands, and to embed digital across the portfolio so as to create a level of expertise that allows for greater collaboration when we activate integrated teams to address client opportunities. During the quarter and for the year, we continued to see evidence of the vibrancy of our brands and the evolution of our talent strategy.

Highlights at our creative, integrated networks were led by FCB, which was named Global Agency of the Year by Adweek in recognition of the agency’s bold creative work and highly collaborative model, as well as its embedded data and CRM capabilities. The health operations at FCB continue to be the key driver of growth for the network, and we saw both FCB Health New York and FCBCURE named 2020 Best Places to Work by healthcare industry publication MM+M.

MullenLowe Group closed the year with a number of new business wins, notably at Mediahub with the addition of the NBA account after a very competitive pitch. The group was also named Network of the Year at the U.K.’s IPA Effectiveness Awards. And MullenLowe Group U.K. was recognized by Campaign in its 2020 Agency New Business Rankings as the market’s top performer, with net new billings that were two and a half times those of its nearest competitor.

At McCann Worldgroup, we implemented a succession plan that sees a long-term executive with broad experience across the company step into the CEO role and the elevation of key team members into leadership roles in executive management, as well as senior strategy and client leadership roles. At MRM, the agency’s CEO added the title of Global Chairwoman, and she brought in a highly regarded new Global Chief Creative Officer to the agency.

At Mediabrands, we saw the launch of the Mediabrands content studio, which pulls together creative capabilities from agencies in 12 key markets, ranging from long-form documentaries and branded content at UM and Initiative to dynamic digital content from Reprise. This offering meets the increasing need we’re seeing in the market for custom multiform content that’s strategically integrated with media and brand purpose.

In January, Initiative continued the new business streak that has seen it named as RECMA’s fastest-growing media agency with the notable addition of T-Mobile. Our view is that culture drives commercial success, so it’s also worth noting that the agency was named a Best Place to Work by Ad Age. In LatAm, Initiative took home Agency Network of the Year honors in that region’s Festival of Media awards competition. And at UM, it was recently announced that the agency had won a major automaker’s pan-European media planning and buying duties after a highly competitive review.

At Acxiom, as I indicated earlier, the company’s tools, expertise and data assets continue to play a role in an increasingly wide range of our offerings. Acxiom provides the foundational data layer for our holding company, and, along with Kinesso, which is the technology applications layer, these are becoming core to our Open Architecture model with existing clients as well as in much of our new-business activity.

R/GA added a number of new business wins in Q4, including Uber and Beam Suntory. At CES, in partnership with IPG, the agency hosted a virtual Leadership Innovation Lounge, featuring top women leaders from clients like Ally Bank, Me Too and Reddit.

At Huge, the agency secured further global CRM business for SK-II and announced work with Verizon to launch “Full Transparency,” which is a blockchain verification system that has the potential of transforming the way in which companies disseminate news to their principal audiences.

Huge and R/GA were listed among the top 30 agencies for clients to work with in 2021 by R3 Worldwide, the independent consultancy, which also cited both agencies in the top three spots in its latest U.S. new business league rankings.

MRM, R/GA and Huge also earned a place in the 2020 Gartner Magic Quadrant for Global Marketing Agencies, based on their ability to serve as key strategic business partners for clients and to execute on critical marketing priorities.

The Martin Agency was named U.S. Agency of the Year by Adweek and its “Open for Delivery” campaign for DoorDash was recognized as some of the best creative work of 2020. Ad Age also named Carmichael Lynch and Campbell Ewald to its industry list of Best Places to Work.

Turning to our IPG DXTRA segment, during the quarter, Weber Shandwick unveiled a permanent hybrid model for its global workforce called Juice, which puts employee flexibility at the core. The agency also announced new wins with existing clients, including work with the CDC to promote immunizations across the lifespan of all Americans. Golin named a new Global Chairwoman, and added General Mills and Roche to its client roster. The agency was also recognized at the 2020 ANA Multicultural Excellence Awards, along with FCB Canada, IW Group and The Martin Agency.

Turning to the holding company, for many years we have made ESG, including diversity, equity and inclusion, a key area of focus. As a leader in marketing services, and a citizen of the communities where our employees live, work and vote, we welcome the responsibility to operate sustainably, contributing to a healthier society and a healthier planet.

We are working to build on, and more fully live into, this commitment, including by re-assessing how we hire, train and promote a diverse workforce, as well as further reduce our greenhouse gas emissions around the world.

In recent years, we’ve made steady progress in sustainability planning, action and reporting. As a result, during the quarter and for the second year in a row, IPG was named to the FTSE4Good Index, a global index that identifies top public companies with strong ESG practices. We were also included on the Dow Jones Sustainability Index North America, which recognizes the top quintile of sustainability performers among the 600 largest U.S. and Canadian companies.

And, just this past month, we were recognized with two further ESG honors, including the Bloomberg Gender-Equality Index for the second consecutive year and the Human Rights Campaign Corporate Equality Index for the 12th year running.

As a business in which attracting top talent is vital to our success, whether in creative services or our growing technology capabilities, an intentional approach to ESG is an important part of our strategy.

Another aspect of our strategy, going back several years, has to do with our decision to incorporate data expertise into the core of the Company. Understanding data and its power is absolutely essential to the current and future success of every company. As is an ethical and conscious approach that respects consumer privacy and promotes brand safety, all of which will be crucial as we look ahead to increased regulation in the digital media space.

Going forward, we’ll continue to enhance the technology layer within our offerings and to build tech-enabled marketing solutions, informed by a holistic understanding of audiences. This is what will allow us to deliver personalized user experiences and more accountable marketing for brands. Ultimately, our vision for IPG is to be the key partner in ensuring that clients’ businesses thrive in the digital economy.

This is what makes us confident in our long-term prospects. Looking at the year ahead, we know IPG is well-positioned to participate in the global economic recovery. As I stated earlier, we fully expect to return to positive organic growth over the course of the year, in line with a macroeconomic recovery, and to deliver growth for the full year that’s consistent with the industry, on top of our outperformance in 2020 relative to our peer group.

The timing of our progress during the year does remain an open question. And this is in part due to the fact last year’s first quarter was largely unaffected by the pandemic, while this year’s remains burdened by COVID. But it’s especially true given the significant variables we all face related to public health and economic policy decisions in major world markets.

As we get better visibility to these larger issues, as well as the rate of recovery in industry sectors that have been most impacted by the pandemic, the pace of our progress will become clearer. As always, as the year unfolds, we will regularly review our perspective with you on our quarterly calls, and will keep you updated on our expectations.

We will of course continue to invest behind the growth of our businesses and in developing our people, so as to further differentiate our offerings, which is what ultimately creates value for clients and has helped us establish a position of leadership in our sector.

In keeping with our longstanding focus on maintaining a strong balance sheet and financial flexibility, we intend to continue to pay down debt. Our ongoing commitment to the dividend is clear in the action announced by our Board today, which also speaks to confidence in the longer-term prospects of our Company. And return of capital remains a priority for us, and we look forward to being in position to return to share repurchase as part of a balanced approach to sustained value creation.

Thank you for your time. We look forward to your questions now.

QUESTIONS AND ANSWERS
Operator:
Thank you. . . . Our first question is from Alexia Quadrani with J.P. Morgan. You may go ahead.

Alexia S. Quadrani, J.P. Morgan:
Hi. Thank you so much, and welcome, Philippe. I had a couple of, two, questions. First, if you could elaborate a little bit on the softness in Europe. Really, any color you can give us in terms of how widespread it is across client verticals or disciplines. And any indication, maybe, if that softness has continued into the start of the year. I know it’s really early. And staying in that kind of vein, have account movements maybe paused a little bit now in Europe as well?

Philippe Krakowsky, Chief Executive Officer:
Hi, Alexia. Thank you for the questions. Look, I think that the delta that you saw in the fourth quarter, when it came to international vis-à-vis U.S., was really just the continuation of a trend that we’d seen during the course of the year. But I think it’s really just a matter of degree and not something that’s indicative of what we’re going to be looking at or expecting. I wouldn’t project that into 2021.

And so, in terms of getting underneath that for you, I’d say that the key driver of that was really sector mix. So, first and foremost, I’d point out that healthcare was our strongest performer all year, and that skews very heavily to the U.S., by a factor probably of about two-to-one. And that’s just a function of how Interpublic was built over time. And I think it’s also reflective of the fact that direct-to-consumer advertising, obviously, is not something that exists in most world markets. So, I would think of healthcare as a place where we had much more sail to the wind in the U.S. than elsewhere around the globe in what is clearly one of our strongest client sectors. And healthcare also has a lot of Q4 project revenue. So, we saw more of that realized here.

The second piece of how I would think about that split is, media was a strong performer for us in Q4. So, we talked, when the pandemic hit, about the fact that that had been dialed back. In Q2, clients reacted to what was going on with the economic situation by shutting down largely the digital media. So, we started to see that come back in Q3. It came back stronger in Q4. And so, again, there, by virtue of the fact that the U.S. is our largest market, there was more upside.

And then the other two factors that I think have to do with this are, Acxiom has a significantly larger business in the U.S. than in rest of world. It’s clearly a less cyclical business. So, it was much less susceptible to what, I guess, you could call kind of a Q4 project squeeze than where the project-based business is.

And then, lastly, on a couple of our calls, as we went through the year last year, we did call out the fact that the pandemic was probably going to have an impact, and there was a risk, to Q4 project spend. And that definitely played out, and it played out to a much greater degree on the international side of things. And I think that there were clearly more pandemic restrictions on gatherings, on holiday-themed events, even actually on retail-level activations. So experiential and events, where, as we said to you, it’s about 5% of our business, and it was clearly impacted throughout the year, ex U.S., the impact of that was again about two-to-one outside of the U.S. And clearly not in anybody’s favor. So hopefully that will sort of get you a sense of —

And then in terms of — one of the things that’s good about a succession that has a lot of continuity to it is that our clients and our people feel comfortable. I think one of the things that’s maybe not so good is that I still have to tell you is that we don’t, we’re not planning on, reporting on a quarter-by-quarter, on a month-by-month, basis. Sorry about that. So, what we’re seeing is the very early stages of 2021 is it’s a very limited, small sample size and not something we’re likely to give anybody insight into.

Ms. Quadrani:
No, I understand that, no worries. And then just a quick follow-up is on the buyback. I know you touched on it in your opening comments about capital return to shareholders, and it will return at some point. Are there certain metrics that you look to, whether it’s return to positive organic growth or just more clarity on the virus and the vaccines? I’m curious what you look to to make that determination, and when do you start to buy back?

Mr. Krakowsky:
I’m going to ask Ellen to jump in here

Ellen Johnson, Executive Vice President, Chief Financial Officer:
Good morning, Alexia. How are you?

Ms. Quadrani:
I'm okay.
Ms. Johnson:
Thank you for the question. Listen, return of capital, as we mentioned, remains a priority. I think you can see that in the actions the Board did today against our dividend. Our priority is to maintain a strong balance sheet. We plan on paying down our debt that is due in October. But with share repurchases, it’s something we are looking to get back to resume so that we maintain the capital return mix that we have in the past. So —

Mr. Krakowsky:
We definitely want to get back to that balanced capital return.

Ms. Quadrani:
Thank you very much.

Operator:
Thank you. The next question is from John Janedis with Wolfe Research. You may go ahead.

John Janedis, Wolfe Research:
Thanks, good morning. Philippe, you talked about the velocity of change and becoming more of a strategic partner. So, can you talk about your share of wallet with larger clients? And based on some of the examples you gave, would it be fair to say that your top 50 or 100 clients or so are growing organic at a rate faster than the overall Company?

And then, separately for Ellen, you talked about the cost savings. Can you talk a little bit more in terms of — is it split fairly evenly between salaries and real estate? And on the real estate side, I assume that may take more time to flow in based on some lease expirations so, do those savings come in beyond 2021?

Philippe Krakowsky, Chief Executive Officer:
So, the supposition about share of wallet and about the fact that our top 100 or so clients are likely outpacing the rest of the portfolio is a fair one. I would say that that’s definitely something that we’re seeing. And that’s something that we would like to see more of, obviously, because it’s a smarter way to grow than to be reliant on reviews and things of that nature.

And then I also think that the fact of the matter is that that confluence of marketing and technology is having an impact in every company. And I think that, as you said, that the pandemic has brought forward the need for our companies, in a very broad range of spaces, including companies and industries that are probably not as data rich or that were not as reliant on certain mechanisms to be reaching consumers or be thinking about lifetime customer value with consumers and things of that nature.

So it’s definitely something that we’re very focused on. And it was one of the reasons I wanted to call out in the opening remarks and give some sort of detail and color into the kinds of engagements and how, when you have media that allows you to really understand audiences and engage with them, and then, when you bring data into the core and it informs everything from the insights that lead to the ideation, all of the ways in which the messages are served out. And then you begin to have, essentially, the capacity to optimize, not just in some of the traditionally sort of digital capabilities where you could do that. Everything, clearly, is becoming more and more addressable. So that’s definitely an area of focus for us and then for the management teams at the bulk of our agencies.

Ellen Johnson, Executive Vice President, Chief Financial Officer:
And then with regards to your question regarding restructuring, first of all, I have to say that our teams did an amazing job with the program. All throughout the year, they continued to look for opportunities to really take the learnings from this time period and take actions against it that would result in the permanent savings that we’re projecting.

So we do expect to see savings, both on the SRS line and on occupancy, as a result of it. The accounting for leases is neither intuitive nor linear. So, you will see some savings in 2021, but you’ll see more thereafter, as the leases start to get subleased. And leases, as you imagine, have longer paybacks, because they’re over several years. So, hopefully. But again, we’re very confident that we’ll realize these permanent savings and are really grateful for all the efforts of our teams in undertaking it.

Mr. Janedis:
Thank you.

Operator:
Thank you. The next question is from Julien Roch with Barclays. You may go ahead.

Julien Roch, Barclays:
Yes. Good morning, Philippe. Good morning, Ellen. Good morning, Jerry. My question is on media. You said it was strong in Q4. Ellen talked about working capital. So, it looks like it’s a positive number in Q4, after being positive in Q3. So, I was hoping you could give us more color on media performance in Q4 and the full year. And then, staying on media, WPP did give us their media numbers at their Investor Day, where GroupM had grown 7.5% in the five years to 2019, 5.6% organic. I was hoping you could give us some color there as well.

And then the last question is, I mean, if I had a dollar for every time the client told me that you don’t need an agency, because you can go straight to Google and Facebook, I’d be retired by now. So, media has been one of the best businesses of the agency space. And I wanted to explain to us, if you could explain to us, why that is? Why has media been so strong? And why the majority of investors, which believe the media has been an area of headwind, are wrong? Thank you.

Philippe Krakowsky, Chief Executive Officer:
Sure. I’m trying to figure out which — maybe I’ll go from the back to the front. So, I think media has been an area where, by virtue of the fact that you have very sizeable budgets that are being invested, and by virtue of the fact that the shift to digital in recent years has allowed there to be greater precision and a degree of accountability — because I think that it’s also fair to say that it is an opaque ecosystem and that some of the expectation of accountability that people had. — it took a while for us to really understand what was going on there — but I think what we’ve had is, we’ve had the ability to have conversations with clients in the media space that are about more than perhaps just the marketing side of their business. They’re really, they’re business conversations around the ROI, around those investments. And so I think that across most of the groups, there’s been investment behind that.

We’ve taken a different approach, perhaps, than our peers, as you know, when it comes to building a model that was much more consultative in nature, and it was not really one that was predicated on volume. And so, what we tended to find was that, again, there was a lot of interest in what we were able to do by pulling together understanding of audiences, by launching initially our own programmatic platform or at least our own programmatic trading desk. And then, the data stack that we began to develop ourselves prior to the investment that we made into Acxiom.

So, I think that those are all the logical reasons why media has been a growth driver. And just the huge fragmentation that we’ve seen and the complexity that has come with the media channels. And, as we all remember, Michael always used to say complexity is good. Complexity definitely created opportunities for us to provide consultative services to clients.

Now, on sector disclosure, that’s a tougher one for me to — I understand and respect that the question from your point of view is, if I’m trying to analyze the space and to model performance, I clearly would want to bucket and quantify the sectors. And then, hopefully, I think you’ll understand and respect that my answer is not going to conform directly to that, because it’s not actually how we run the business. So, as I mentioned initially, and as we were just discussing on the prior question, increasingly, we engage with clients by bringing multiple agencies and competencies to the table.

That’s the integrated approach with Open Architecture. We now ground those solutions in a layer of data and/or technology services. Clearly, media is an important part of that. So, the performance of the disciplines is tied very closely together. And one of the things that I think the operators get tired of hearing me say is the word “interdependence.” So, there’s that. There’s the fact that, for many years, we’ve embedded digital into all of the agencies. And I think that it makes the specific agencies’ offerings more relevant. But it also does give us that common language for working together.

And so, going back quite a few years now, when the industry was becoming much more digitized, a number of our peers started to highlight this percentage of digital revenue, and we didn’t. And we believe that the best barometer to see whether the strategy is working and to gauge our performance is organic growth. You look at the last four to five years, or five to six years even, and you have an average of 4 – 5% per year organic growth. This is pre-pandemic. So, I think you’d conclude from that that the performance of all of the agencies is quite solid.

And we do highlight the strong performers. So, media, healthcare in recent years, clearly, has to be north of that range. But I would point out that during that timeframe, during that five- to six-year timeframe, the creative agencies have posted growth. And when you look at a sector like healthcare, it’s positively impacting not just our healthcare specialist agencies, but it’s an important driver in media. It’s in some of the ad agencies. It’s in the PR space.

So, the focus for us is the client, their consumers supporting the brands, and then driving to this collaboration. So, starting to pick the pieces apart, I think, runs counter to philosophically what we’re trying to build.

Mr. Roch
Okay. Yep. Thank you very much.

Operator:
Thank you. The next question is from Michael Nathanson with MoffettNathanson. You may go ahead.

Michael Nathanson, MoffettNathanson:
Thanks. Hi, Philippe. How are you? I have a couple — I have two questions for you. One is on the U.S., and I think we’ve all been surprised by the speed at which spending has bounced back on digital and advertising. It’s almost been V-shaped. But I wonder: I know you’ve got some businesses lag within the agencies. When you look at your portfolio within the U.S., where are you seeing the lag? And what are the gating factors to get some of those services back to growth? So, that’s in the U.S.

And then, internationally, as you’ve mentioned, it has been moving back to lockdowns. Have client behaviors changed now versus the first lockdown scenario, given what’s happened in terms of people who spent, looks like they succeeded? So, I just want to understand what’s the psychology as markets return to lockdown versus where they were before?

Philippe Krakowsky, Chief Executive Officer:
Hi, Michael. Thank you. Look, I think that in the U.S., knowing that we came into the year comping against the year last year where there was growth, and we had those three pretty sizable client losses, as you say, there has been, it’s been really, it’s been remarkably resilient. And, obviously, that might be because there’s been a little bit less in the way of restrictions on certain kinds of behavior. And I think that there may be other extenuating factors.

But I would think that what we’re seeing here and what we’re seeing in Europe vis-à-vis changes in behavior goes to people are definitely moving faster to trying to understand: what does e-com do for them, what is connected commerce, to what extent can you take social and other channels? And I think you probably just saw the other day TikTok kind of clearly making any number of things sort of shopable on the platform. And so, I think that it’s fairly intuitive what’s going on, which is that clients are either looking at ways to use digital channels to drive commerce, or they’re looking at ways to use their first-party data and to do much more CRM-like activity. I mean, there’s no kind of magic wand on this one. It’s pretty much what you’d expect.

And then in terms of the psychology of it, I think it’s part of what is contributing to the caution that people have as they look to this year. I mean, I would bet you that there isn’t anybody I know, and that I’m sure that — these are pretty extraordinary circumstances, right? So would any of us have thought that we’d still be working from home or in lockdown a year after the pandemic began? So that’s just informing the fact that people are being deliberate.

I don’t think people are reacting quite as — there isn’t as much of a pullback as there was when the initial shock hit. But now, there’s this sense of, even though we are beginning to see the light at the end of the tunnel, are we really going to get there on the timeline that we were hoping for, or might there be some forks in the road on the way to that? So I think that psychologically that’s — it’s just about people being thoughtful and a bit cautious. But people are still engaged.

Mr. Nathanson:
Right. Thanks, Philippe.

Operator:
Thank you. The next question is from Craig Huber with Huber Research Partners. You may go ahead.

Craig A. Huber, Huber Research Partners:
Great. Thank you. I’m just curious, can you just explain a little bit further, maybe even quantify it: the rate of decline of organic growth in the fourth quarter was obviously a little bit worse than what you’ve experienced at third quarter; if you took out the project-based piece of that was it more in line? That’s my first question.

And then I also wanted to hear a little bit further: in Continental Europe, if you could just tell us the major countries there if there’s any wide disparity in the performance of Germany versus Italy versus France, et cetera Thank you.

Philippe Krakowsky, Chief Executive Officer:
Look, I think that — I’m trying, that’s a lot in one go, but — the project-based businesses as we pointed out were the ones that were most impacted. And so, I think, if you look at where the decline in the quarter was felt most, what dragged, so if you look at — again, not that, for us, the sectors are how we’re running the business — but if you look at what the CMG sector had, and then you think about where our overall performance was, you can see that that’s where a disproportionate amount of the drag was.

And then on a country-by-country basis in a market like Europe, when you think about the fact that the Continent for us is 8% of total revenue, it’s down 7.3%. Some of those markets are actually not really all that big for us. And so, what you have happening there I think is less kind of a macro or a secular trend, and it’s really, really very sector-specific. So, it’s really comes down to client mix in some of those markets, where if you have exposure to certain areas, it hurts you more than others.

Mr. Huber:
Thank you.

Operator:
Thank you. And that was our final question. I will turn the call back to Philippe for any closing thoughts.

Philippe Krakowsky, Chief Executive Officer:
Well, thank you. Thank you all for joining us. We appreciate the interest, we appreciate the support. We look forward to continued conversations over the course of this year. And it’s a long game, so everybody stay safe. Thanks again.

Operator:
Thank you. And this does conclude today’s conference. You may disconnect at this time.

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Cautionary Statement
This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under Item 1A, Risk Factors, and our other filings with the Securities and Exchange Commission (the “SEC”). Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•the effects of a challenging economy on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;
•the impacts of the novel coronavirus (COVID-19) pandemic and the measures to contain its spread, including social distancing efforts and restrictions on businesses, social activities and travel, any failure to realize anticipated benefits from the rollout of COVID-19 vaccination campaigns and the resulting impact on the economy, our clients and demand for our services, which may precipitate or exacerbate other risks and uncertainties;
•our ability to attract new clients and retain existing clients;
•our ability to retain and attract key employees;
•risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;
•potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;
•risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates;
•developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world, including laws and regulations related to data protection and consumer privacy; and
•failure to fully realize the anticipated benefits of our 2020 restructuring actions and other cost-saving initiatives.
Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under Item 1A, Risk Factors, and our other SEC filings.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Three Months Ended December 31, 2020
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges	Net Losses on Sales of Businesses [1]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges [2]	$223.4	$(21.5)	$(253.9)		$498.8

Total (Expenses) and Other Income [3]	(49.8)			$(15.2)	(34.6)
Income Before Income Taxes	173.6	(21.5)	(253.9)	(15.2)	464.2
Provision for Income Taxes	58.1	4.2	56.9	2.0	121.2
Effective Tax Rate	33.5%				26.1%
Equity in Net Income of Unconsolidated Affiliates	1.5				1.5
Net Income Attributable to Noncontrolling Interests	(4.7)				(4.7)
Net Income Available to IPG Common Stockholders	$112.3	$(17.3)	$(197.0)	$(13.2)	$339.8

Weighted-Average Number of Common Shares Outstanding - Basic	390.5				390.5
Dilutive effect of stock options and restricted shares	5.6				5.6
Weighted-Average Number of Common Shares Outstanding - Diluted	396.1				396.1

Earnings Per Share Available to IPG Common Stockholders [4]:
Basic	$0.29	$(0.04)	$(0.50)	$(0.03)	$0.87
Diluted	$0.28	$(0.04)	$(0.50)	$(0.03)	$0.86

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.
[2] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 24.
[3] Consists of non-operating expenses including interest expense, net and other expense, net.
[4] Earnings per share may not add due to rounding.
Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Twelve Months Ended December 31, 2020
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges	Net Losses on Sales of Businesses [1]	Net Impact of Various Discrete Tax Items [2]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges [3]	$588.4	$(85.9)	$(413.8)			$1,088.1

Total (Expenses) and Other Income [4]	(227.1)			$(67.0)		(160.1)
Income Before Income Taxes	361.3	(85.9)	(413.8)	(67.0)		928.0
Provision for Income Taxes	8.0	16.9	93.1	5.0	$122.6	245.6
Effective Tax Rate	2.2%					26.5%
Equity in Net Income of Unconsolidated Affiliates	0.9					0.9
Net Income Attributable to Noncontrolling Interests	(3.1)					(3.1)
Net Income Available to IPG Common Stockholders	$351.1	$(69.0)	$(320.7)	$(62.0)	$122.6	$680.2

Weighted-Average Number of Common Shares Outstanding - Basic	389.4					389.4
Dilutive effect of stock options and restricted shares	3.8					3.8
Weighted-Average Number of Common Shares Outstanding - Diluted	393.2					393.2

Earnings Per Share Available to IPG Common Stockholders [5]:
Basic	$0.90	$(0.18)	$(0.82)	$(0.16)	$0.31	$1.75
Diluted	$0.89	$(0.18)	$(0.82)	$(0.16)	$0.31	$1.73

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.
[2] Includes a tax benefit of $136.2 related to the finalization and settlement of the U.S. Federal income tax audit for years 2006 through 2016 partially offset by $13.6 of tax expense related to the estimated costs associated with our change in our APB 23 assertion for certain foreign subsidiaries.

[3] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 24.
[4] Consists of non-operating expenses including interest expense, net and other expense, net.
[5] Earnings per share may not add due to rounding.
Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS (Amounts in Millions) (UNAUDITED)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

Net Revenue	$2,284.4	$2,433.0	$8,064.5	$8,625.1

Non-GAAP Reconciliation:
Net Income Available to IPG Common Stockholders	$112.3	$328.9	$351.1	$656.0

Add Back:
Provision for Income Taxes	58.1	86.1	8.0	204.8
Subtract:
Total (Expenses) and Other Income	(49.8)	(63.5)	(227.1)	(207.7)
Equity in Net Income of Unconsolidated Affiliates	1.5	0.5	0.9	0.4
Net Income Attributable to Noncontrolling Interests	(4.7)	(13.3)	(3.1)	(17.9)
Operating Income	223.4	491.3	588.4	1,086.0

Add Back:
Amortization of Acquired Intangibles	21.5	21.4	85.9	86.0

Adjusted EBITA	244.9	512.7	674.3	1,172.0

Adjusted EBITA Margin on Net Revenue %	10.7%	21.1%	8.4%	13.6%
Restructuring Charges [1]	253.9	N/A	413.8	31.8

Adjusted EBITA before Restructuring Charges	$498.8	N/A	$1,088.1	$1,203.8
Adjusted EBITA before Restructuring Charges Margin on Net Revenue %	21.8%	N/A	13.5%	14.0%

1 In the second, third and fourth quarters of 2020, the Company took restructuring actions to lower our operating expenses structurally and permanently relative to revenue and to accelerate the transformation of our business. The adjustment of $31.8 for restructuring charges for the nine months ended September 30, 2019 only includes restructuring charges during the first quarter of 2019, which relate to a cost initiative to better align our cost structure with our revenue due to client losses occurring in 2018.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Three Months Ended December 31, 2019
	As Reported	Amortization of Acquired Intangibles	Net Losses on Sales of Businesses [1]	Tax Valuation Allowance Reversals	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA [2]	$491.3	$(21.4)			$512.7

Total (Expenses) and Other Income [3]	(63.5)		$(24.0)		(39.5)
Income Before Income Taxes	427.8	(21.4)	(24.0)		473.2
Provision for Income Taxes	86.1	4.2	0.4	$25.3	116.0
Effective Tax Rate	20.1%				24.5%
Equity in Net Income of Unconsolidated Affiliates	0.5				0.5
Net Income Attributable to Noncontrolling Interests	(13.3)				(13.3)
Net Income Available to IPG Common Stockholders	$328.9	$(17.2)	$(23.6)	$25.3	$344.4

Weighted-Average Number of Common Shares Outstanding - Basic	386.9				386.9
Dilutive effect of stock options and restricted shares	6.4				6.4
Weighted-Average Number of Common Shares Outstanding - Diluted	393.3				393.3

Earnings Per Share Available to IPG Common Stockholders [4]:
Basic	$0.85	$(0.04)	$(0.06)	$0.07	$0.89
Diluted	$0.84	$(0.04)	$(0.06)	$0.06	$0.88

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.
[2] Refer to non-GAAP reconciliation of Adjusted EBITA on page 24.
[3] Consists of non-operating expenses including interest expense, net and other expense, net.
[4] Earnings per share may not add due to rounding.
Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Twelve Months Ended December 31, 2019
	As Reported	Amortization of Acquired Intangibles	Q1 2019 Restructuring Charges	Net Losses on Sales of Businesses [1]	Net Impact of Various Discrete Tax Items [2]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges [3]	$1,086.0	$(86.0)	$(31.8)			$1,203.8

Total (Expenses) and Other Income [4]	(207.7)			$(46.3)		(161.4)
Income Before Income Taxes	878.3	(86.0)	(31.8)	(46.3)		1,042.4
Provision for Income Taxes	204.8	16.9	7.6	0.4	$39.2	268.9
Effective Tax Rate	23.3%					25.8%
Equity in Net Income of Unconsolidated Affiliates	0.4					0.4
Net Income Attributable to Noncontrolling Interests	(17.9)					(17.9)
Net Income Available to IPG Common Stockholders	$656.0	$(69.1)	$(24.2)	$(45.9)	$39.2	$756.0

Weighted-Average Number of Common Shares Outstanding - Basic	386.1					386.1
Dilutive effect of stock options and restricted shares	5.1					5.1
Weighted-Average Number of Common Shares Outstanding - Diluted	391.2					391.2

Earnings Per Share Available to IPG Common Stockholders [5]:
Basic	$1.70	$(0.18)	$(0.06)	$(0.12)	$0.10	$1.96
Diluted	$1.68	$(0.18)	$(0.06)	$(0.12)	$0.10	$1.93

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.
[2] Includes $13.9 related to the settlement of certain tax positions in the second quarter of 2019 and $25.3 related to tax valuation allowance reversals in the fourth quarter of 2019.
[3] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 24.
[4] Consists of non-operating expenses including interest expense, net and other expense, net.
[5] Earnings per share may not add due to rounding.
Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.